Contact:	Mark Murphy, Chief Executive Officer
(714) 241-4411

Brett Maas, Investor Relations
Hayden Communications, Inc.
(646) 536-7331

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2007 FINANCIAL RESULTS
AND THE SIGNING OF A NEW CONTRACT

Sales increase 8.4% for the quarter, 26.4% for the year
Cash flow is strong with $1.5 million in operating cash generated
Signed large Development Agreement with major U.S. medical products company

SANTA ANA, CA, September 13, 2007 - PRO-DEX, INC. (NASDAQ: PDEX) today announced financial results for the fiscal fourth quarter and full-year period ending June 30, 2007. It also announced the signing of a major development agreement.

Consolidated net sales for the fourth quarter were $5.8 million, an increase of 8.4% compared to the $5.3 million reported during the fourth quarter of fiscal 2006. For the fiscal year ended June 30 2006, the Company reported revenues of $21.6 million, 26.4% higher than the $17.1 million reported for fiscal year 2006.

Net income for the fourth quarter was $187,000, or $0.02 per basic and diluted share compared to $231,000 or $0.02 per basic and diluted share for the fourth quarter last year. The Company reported net income for the year of $506,000 or $0.05 per basic and diluted share compared to net income of $827,000, or $0.09 per basic and $0.08 per fully diluted share, last year.

Mark P. Murphy, the Company’s President and Chief Executive Officer, commented, “I am extremely pleased with the progress made to create a stable platform for growth at Pro-Dex. We’ve made great strides in several key areas of the Company, including a reduction of our warranty exposure, a clearing of our engineering backlog, and a noticeable cultural shift in our attention to all matters of quality. Our senior leadership team is fully aligned and we have initiated work on a project that leverages the synergies of our three divisions. Lastly, we have significantly strengthened our two largest customer relationships, and are once again courting multiple future prospects. While we are not finished with our work in these key areas, we see a definitive change in the direction of our momentum.”

Gross profit for the fourth quarter was $1.9 million, or 32.2% margin, compared to gross profit of $1.7 million, or 31.9% margin last year. Gross profit for the year was $7.4 million, or 34.2% margin compared to gross profit of $6.6 million, or 38.5% margin last year. The gross profit in both years was impacted by warranty-related costs of $979,000 this year and $709,000 in the prior year. While the Company does not consider this issue fully resolved, the shipment of a new revision product since March has demonstrated improved field reliability that should reduce the impact of warranty-related costs on future gross margins.

Operating expenses increased by 1.4% to $1.49 million for the fourth quarter of 2007, compared to $1.47 million in the fourth quarter last year. For the full fiscal year, operating expense increased 20.1% to $6.5 million from $5.4 million last year, but as a percentage of sales, was reduced from 31.9% to 30.3% percent. Approximately half of the annualized increase in operating expenses is related to the inclusion of a full year of Astromec’s operating expenses this year versus only six months included in last year as well as the $242,000 impact of the new FAS 123(R) reporting requirements associated with equity-based compensation compared to $0 last year.

The Company’s backlog as of June 30, 2007 was $10.1 million, compared to $11.7 million at June 30, 2006, reflecting normal fluctuations in bookings experienced by the Company. The Company’s backlog has ranged between $9 and $12 million over the last year. The sustained strength in backlog while achieving the 26% top line growth indicates robust bookings as well as shipments.

The Company completed the fiscal year with cash and cash equivalents of $403,000 compared to cash and cash equivalents of $358,000 as of June 30, 2006. Generating $1.5 million in operating cash for the year, compared to $55,000 in fiscal 2006, enabled the Company to make necessary investments while reducing its total debt from $3.8 million to $2.8 million. Since June 30, 2007, the Company has reduced its debt further and has completely paid off its credit line, leaving the entire $2.0 million borrowing capacity available.

Mr. Murphy continued, “While we do not view this year’s earnings results as indicative of the Company’s earnings potential, we are quite pleased that the Company delivered profitability and solid cash generation during a most challenging year.”

The Company also announced today that it has entered into a development agreement with a major U.S. medical products provider, whose name cannot be disclosed at this time due to confidentiality covenants. The development agreement provides for approximately $275,000 in development fees that are included in the backlog, and contemplates that, upon successful completion of the device, Pro-Dex will exclusively manufacture the system for the customer. Revenue from this product during the first 12 months of shipments, expected to begin in May of 2008, is estimated between $1.2 and $2.4 million and is not included in the current backlog.

Mr. Murphy concluded, “This new project confirms that we are headed in the right direction, building the Company for long-term growth and profitability. It is also the first project that fully leverages the synergies between our three business units as they each are involved in this development effort. I look forward to sharing the complete picture of what is happening in the Company during our upcoming teleconference and encourage all interested investors to participate.”

 Teleconference Information:

Investors and all others are invited to listen to a conference call discussing the fourth quarter and fiscal 2007 results today at 4:30 p.m. Eastern Time. The call is scheduled to be broadcast live over the Internet and may be accessed by visiting the Company's website at http://www.pro-dex.com. Mark Murphy, Chief Executive Officer and Jeff Ritchey, Chief Financial Officer, plan to host the call. If you would like to join the call, dial (866) 323-3543 U.S. and (706) 679-0672 International, conference I.D. 15891428. You may identify the call as the Pro-Dex Fourth Quarter Earnings Call. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's website for 30 days. Additionally, a telephone replay will be available 2 hours after the call for 48 hours by dialing (800) 642-1687 U.S. or (706) 645-9291 for international callers, conference I.D. number 15891428.

Pro-Dex Inc., with operations in Santa Ana, California, Beaverton, Oregon and Carson City Nevada, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate embedded motion control, miniature rotary drive systems and fractional horsepower DC motors, serving the medical, dental, semi-conductor, scientific research and aerospace markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities, commercial and military aircraft, and high tech manufacturing operations globally.

For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	30-Jun-07	30-Jun-06
ASSETS
Current assets:
Cash and cash equivalents	$403,000	$358,000
Accounts receivable, net of allowance for doubtful accounts
of $153,000 at June 30, 2007 and $40,000 at June 30, 2006	3,436,000	3,841,000
Inventories, net	4,622,000	3,980,000
Prepaid expenses	205,000	91,000
Income tax receivable	-	222,000
Deferred income taxes	1,091,000	766,000
Total current assets	9,757,000	9,258,000

Property, plant, equipment and leasehold improvements, net	3,778,000	3,726,000
Other assets:
Goodwill	2,997,000	2,931,000
Intangibles - Patents, net	1,321,000	1,417,000
Deferred income taxes	229,000	378,000
Other	25,000	44,000
Total other assets	4,572,000	4,770,000

Total assets	$18,107,000	$17,754,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Line of credit	$300,000	$900,000
Accounts payable	1,110,000	952,000
Accrued expenses	1,183,000	971,000
Income taxes payable	158,000	-
Current portion of term note	250,000	250,000
Current portion of real estate loan	26,000	27,000
Current portion of patent deferred payable	82,000	71,000
Total current liabilities	3,109,000	3,171,000

Long-term liabilities:
Term note	396,000	646,000
Real estate loan	1,593,000	1,619,000
Patent deferred payable	158,000	245,000
Total long-term liabilities	2,147,000	2,510,000

Total liabilities	5,256,000	5,681,000

Commitments and contingencies
Shareholders' equity:
Common shares; no par value; 50,000,000 shares authorized;
9,718,366 shares issued and outstanding June 30, 2007
9,539,792 shares issued and outstanding June 30, 2006	16,340,000	16,066,000
Accumulated deficit	(3,489,000)	(3,993,000)

Total shareholders’ equity	12,851,000	12,073,000

Total liabilities and shareholders’ equity	$18,107,000	$17,754,000

PRO-DEX, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	6/30/2007		6/30/2007
	2007	2006	2007	2006

Net sales	$5,782,000	$5,333,000	$21,563,000	$17,061,000

Cost of sales	3,922,000	3,631,000	14,196,000	10,485,000
Gross profit	1,860,000	1,702,000	7,367,000	6,576,000

Operating expenses:
Selling	314,000	365,000	1,353,000	1,191,000
General and administrative expenses	592,000	547,000	2,698,000	2,230,000
Research and development costs	583,000	557,000	2,474,000	2,009,000
Total operating expenses	1,489,000	1,469,000	6,525,000	5,430,000

Income from operations	371,000	233,000	842,000	1,146,000

Other:
Other income (expense), net	(11,000)	(12,000)	(4,000)	(19,000)
Royalty income	8,000	9,000	38,000	51,000
Interest income (expense), net	(122,000)	(55,000)	(301,000)	(25,000)
Total	(125,000)	(58,000)	(267,000)	7,000

Income before income taxes provision	246,000	175,000	575,000	1,153,000

Income taxes provision	59,000	(56,000)	69,000	326,000
Net income	$187,000	$231,000	$506,000	$827,000

Net Income per share:
Basic	$0.02	$0.02	$0.05	$0.09
Diluted	$0.02	$0.02	$0.05	$0.08

Weighted average shares outstanding - basic	9,668,917	9,539,792	9,579,055	9,502,652
Weighted average shares outstanding - diluted	9,842,640	9,868,797	9,739,041	9,988,569

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended June 30
	2007	2006
Cash Flows from Operating Activities:
Net Income	$506,000	$827,000
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	487,000	356,000
Loss on disposal	4,000	7,000
(Recovery of) Provision for doubtful accounts	113,000	(60,000)
Reserve for obsolete inventory	198,000	502,000
Stock based compensation	242,000	-
Deferred taxes	(177,000)	(84,000)
Changes in:
Decrease (Increase) in accounts receivable	292,000	(259,000)
(Increase) in inventories	(840,000)	(1,336,000)
(Increase) in prepaid expenses	(114,000)	(25,000)
Decrease (Increase) in other assets	19,000	(26,000)
Increase in accounts payable and accrued expenses	371,000	292,000
Increase (Decrease) in income taxes payable	379,000	(139,000)
Net Cash provided by Operating Activities	1,480,000	55,000

Cash Flows From Investing Activities:
Acquisition of Astromec, net of assets acquired	-	(2,398,000)
Proceeds from equipment sale	-	1,000
Purchase of equipment and leasehold improvements	(447,000)	(642,000)
Purchase of Intangible Assets - Patents related to Interflow	(68,000)	(1,167,000)

Net Cash (used in) Investing Activities	(515,000)	(4,206,000)

Cash Flows from Financing Activities:
Principal payments Intraflow deferred payable	(76,000)	-
Net (Payments) Borrowing on Line of Credit	(600,000)	900,000
Borrowing on Term Note	-	1,000,000
Principal payments on Term Note	(250,000)	(104,000)
Principal payments on Mortgage	(27,000)	(4,000)
Proceeds from option and warrant exercise	33,000	133,000

Net Cash provided by Financing Activities	(920,000)	1,925,000

Net (decrease) increase in Cash and Cash Equivalents	45,000	(2,226,000)
Cash and Cash Equivalents, beginning of period	358,000	2,584,000

Cash and Cash Equivalents, end of period	$403,000	$358,000

Supplemental Information
Cash payments for interest	$229,000	$68,000
Cash payments (refunds) for income taxes	$(117,000)	$543,000

Non-Cash Disclosure of Investing and Financing Activities
Long term payable incurred in acquisition of intangible assets	$-	$316,000
Acquisition of building and land - real estate loan	$-	$1,650,000
Intravantage deferred payable	$-	$317,000